Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2006, relating to the financial statements and financial statement schedule of Océ N.V., which appears in Océ N.V.’s Annual Report on Form 20-F for the year ended November 30, 2005.

Amsterdam, The Netherlands

March 7, 2006

PricewaterhouseCoopers Accountants N.V.